Exhibit 99.3

[FORM OF NOTICE TO RECORD SHAREHOLDERS WHO ARE ACTING AS NOMINEES]

PALMETTO BANCSHARES, INC.

NOTICE TO SHAREHOLDERS WHO ARE ACTING AS NOMINEES

Up to 3,846,153 Shares of Common Stock at $2.60 per Share

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Palmetto Bancshares, Inc. (the “Company”) of up to 3,846,153 shares of its common stock at $2.60 per share to existing shareholders as of the close of business on October 6, 2010, as described in the enclosed prospectus, dated [•], 2010 (the “Prospectus”).

In order to participate in the offering, the enclosed subscription agreement (the “Subscription Agreement”), together with payment in full of the subscription price, must be received by the Company by 5:00 p.m., Eastern Standard time, on [•], 2010. Payment for the subscription price may be made (i) by check payable to the order of “Palmetto Bancshares, Inc.” or (ii) by wire transfer to “Palmetto Bancshares, Inc., [•],” with reference to the shareholder’s name, in the amount of $2.60 times the number of shares the shareholder wishes to purchase. The Subscription Agreement and payment (if by check) should be mailed to:

Palmetto Bancshares, Inc.

Lee S. Dixon

306 East North Street

Greenville, South Carolina 29601

Enclosed is a copy of the Prospectus and the Subscription Agreement, which should be delivered to beneficial owners of the Company’s common stock. Please notify the beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions with respect to participating in this offering.

The Subscription Agreement, together with payment in full of the subscription price, must be received by the Company by 5:00 p.m., Eastern Standard time, on [•], 2010. Shareholders will have no right to rescind their subscription after the Company’s receipt of payment of the subscription price.

Any questions or requests for assistance concerning this offering should be directed to Lee S. Dixon, Chief Operating Officer of the Company, at (800) 725-2265 or at ldixon@palmettobank.com.